Exhibit (d)(4)
EXECUTION VERSION
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 14th day of July, 2009, by and between NOVEN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and JEFFREY EISENBERG (“Executive”) (collectively, the “Parties”).
Recitals
     A. On July 14, 2009, the Company and Hisamitsu Pharmaceutical Co., Inc. (“Hisamitsu”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (i) Hisamitsu has agreed to cause a subsidiary of Hisamitsu to commence a tender offer to acquire shares of common stock of the Company (subject to the terms and conditions set forth in the Merger Agreement) (the “Tender Offer”) and (ii) at the “Effective Time” (as defined in the Merger Agreement), a subsidiary of Hisamitsu will merge with and into the Company, with the Company continuing as the surviving corporation in such merger;
     B. Executive and the Company are parties to a letter agreement, dated as of January 2, 2008 (the “Letter Agreement”), pursuant to which Executive serves as Executive Vice President of the Company, and an Employment Agreement (Change of Control), dated as of November 18, 2008 (the “Change of Control Agreement”); and
     C. The Company desires to retain the continued services and dedication of Executive to the business and affairs of the Company following the Effective Date (as defined below) as its President and Chief Executive Officer and a member of its Board of Directors (the “Board”), and Executive desires to continue to serve the Company in such capacity following the Effective Date, in each case subject to the terms and conditions herein.
Agreement
     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the Parties agree as follows:
     1. Employment.
     1.1 Employment and Term. The Company agrees to employ Executive and Executive agrees to serve the Company, on the terms and conditions set forth in this Agreement, for the period commencing on the day on which the Effective Time occurs or, if earlier, the first business day following the date on which representatives of Hisamitsu hold a majority of the seats on the Board (the earlier of such dates, the “Effective Date”) and expiring on the second anniversary of the Effective Date, unless sooner terminated as set forth in this Agreement (the “Term”); provided, however, that commencing on the second anniversary of the Effective Date and on each annual anniversary date thereafter, the Term of this Agreement shall be automatically extended for an additional one (1) year period unless, at least sixty (60) days prior to such annual anniversary date, the Company shall have delivered to Executive or Executive shall have delivered to the Company written notice that the Term of the Executive’s employment under this Agreement will not be extended.

     1.2 Duties of Executive. Executive shall serve as the President and Chief Executive Officer of the Company and shall have powers and authority superior to any other officer or employee of the Company or of any subsidiary of the Company. Subject to the preceding sentence, during the Term of employment, Executive shall in good faith use reasonable business efforts to perform all services as may be commensurate with his position and reasonably assigned to him by the Board and, following the Effective Time, the Chief Executive Officer of Hisamitsu and shall exercise such power and authority commensurate with his position and such other power and authority as may from time to time be delegated to him by the Board and, following the Effective Time, the Chief Executive Officer of Hisamitsu. In addition, following the Effective Time, Executive shall regularly consult with and provide information to the Chairman of the Board with respect to the Company’s business and affairs. Executive shall be required to report solely to, and shall be subject solely to the supervision and direction of, the Board and the Chief Executive Officer of Hisamitsu, and no other person or group shall be given authority to supervise or direct Executive in the performance of his duties. Executive shall devote substantially all of his working time, efforts and attention to the business and affairs of the Company. It shall not be a violation of this Agreement for Executive to: (a) serve on corporate, civic or charitable boards or committees (it being agreed that in no event shall Executive serve on the board of directors of more than two other corporations and the acceptance of any new corporate directorship after the Effective Date of this Agreement shall be subject to the consent of the Board, which shall not be unreasonably withheld); (b) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (c) manage personal investments, so long as such activities do not unreasonably interfere with the performance of Executive’s responsibilities as an employee of the Company (or as a director of the Company, if serving as such), in accordance with this Agreement.
     2. Compensation.
     2.1 Base Salary. Executive shall receive a base salary at the annual rate of $475,000 (as increased from time to time, the “Base Salary”) during the Term of this Agreement, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule. The Base Salary shall also be reviewed, at least annually, for merit increases (if any) and may, by action and in the discretion of the Board, be increased. Once increased, the Base Salary may not be decreased.

     2.2 Annual Incentive Compensation. Executive shall participate in the Company’s annual incentive bonus plan (the “Annual Incentive Bonus Plan”). The Annual Incentive Bonus Plan will be based on the achievement of Company and individual performance goals to be established by the Board in consultation with Executive, with annual target incentive bonuses of at least seventy-five percent (75%) of the Base Salary, which percentage will not be subject to reduction notwithstanding any provisions to the contrary contained in any applicable Annual Incentive Bonus Plan; provided, that, with respect to the fiscal year 2009, any bonus awarded to Executive will be determined by determining (i) the bonus to which Executive would have been entitled if he had served as Executive Vice President for the entire fiscal year (at Executive’s prior base salary and prior target percentage), (ii) the bonus to which Executive would have been entitled if he had served as Chief Executive Officer for the entire fiscal year (as provided in this Section 2.2) and (iii) the pro rata portion of each of (i) and (ii) by reference to the date of this Agreement. It is intended that performance measures selected shall be reasonably attainable at target. It is agreed that such Annual Incentive Bonus Plan shall not create any implication that the Board shall award any such bonus or incentive compensation unless targets are met; provided, that in the event that the Company agrees, in connection with the transactions contemplated by the Merger Agreement, to provide guaranteed bonuses to one or more other executives of the Company who are parties to change of control agreements and who enter into new compensation arrangements with the Company, then Executive shall be provided with a guaranteed bonus on the most favorable terms as set forth in any of those compensation arrangements.
     2.3 Long-Term Incentive Compensation. Within sixty (60) days following the Effective Time, the Company shall establish a Management Incentive Plan (the “LTI Plan”) consistent with the terms and conditions currently agreed to by the Company and Hisamitsu and shall designate Executive as a participant in the LTI Plan. Executive shall have a target award of $1,687,500, and a maximum award of $3,375,000, under the LTI Plan with respect to the performance cycle ending December 31, 2013 (or a lower adjusted amount if Executive and the Company mutually agree in writing on a performance period of less than four years applicable to Executive).
     2.4 Withholding. All payments under this Agreement or otherwise pursuant to Executive’s employment relationship shall be made net of any applicable withholding taxes or other amounts required to be withheld by law.
     3. Expense Reimbursement and Other Benefits.
     3.1 Expense Reimbursement. During the Term of Executive’s employment under this Agreement, the Company, upon the submission of reasonable supporting documentation by Executive, shall reimburse Executive for all reasonable expenses actually paid or incurred by Executive in the course of and pursuant to the business of the Company, including expenses for travel and entertainment. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense reimbursement provided pursuant to this Agreement or otherwise is not taxable income to Executive within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”, and Section 409A thereof and its implementing regulations and guidance, “Section 409A”), (a) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (b) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

     3.2 Employee Benefit Plans. During the Term of Executive’s employment under this Agreement, Executive shall be entitled to participate in all incentive, savings, and retirement plans, practices, policies and programs provided by the Company to other officer-level executives of the Company, in each case, in accordance with their respective terms in effect from time to time. Nothing in this Agreement shall preclude the Company from amending or terminating any such plan at any time.
     3.3 Health and Welfare Benefit Plans. During the Term of Executive’s employment under this Agreement, Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under health and welfare benefit plans, practices, policies and programs provided by the Company to other officer-level executives of the Company, in each case, in accordance with their respective terms in effect from time to time (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs). Nothing in this Agreement shall preclude the Company from amending or terminating any such plan at any time.
     3.4 Working Facilities. In connection with his employment by the Company, Executive shall be based at the Company’s offices in the New York or Miami areas, as elected by the Executive, unless otherwise agreed to in writing by the Board, subject to reasonable business travel on behalf of the Company, which will include, without limitation, quarterly travel to Tokyo, Japan, and regular travel to the Company’s offices in New York to attend Board meetings. During the Term of Executive’s employment under this Agreement, the Company shall furnish Executive with an office, a secretary and such other facilities and services suitable to his position and adequate for the performance of his duties under this Agreement.
     3.5 Vacation. During the Term of Executive’s employment under this Agreement, Executive shall be entitled to paid annual vacation according to the Company’s policy applicable to other officer-level executives of the Company, which in no event shall be less than seven (7) weeks per calendar year.

     3.6 Fringe Benefits. During the Term of Executive’s employment under this Agreement, Executive shall be entitled to fringe benefits according to the Company’s regular plans, practices, policies and programs applicable to other officer-level executives of the Company.
     4. Termination.
     4.1 Termination by Either Party.
     (a) The Company or Executive may terminate Executive’s employment for any reason or no reason at any time.
     (b) If the Company terminates Executive’s employment without Cause (as defined in this Section 4) or Executive terminates Executive’s employment with Good Reason (as defined in this Section 4), subject to Executive’s execution (and non-revocation, if applicable) of the waiver and release in the form attached hereto as Exhibit A within thirty (30) days following the Date of Termination (as defined in this Section 4), the Company shall pay Executive severance pay in an amount equal to the following:
     (i) If such termination occurs during the period of the Term commencing on the Effective Date and ending on the day prior to the second anniversary of the Effective Date, Executive shall be paid, in a lump sum within thirty (30) days following the Date of Termination, (A) an amount equal to two times the sum of: (x) Executive’s annual Base Salary in effect on the Date of Termination; plus (y) the Highest Annual Bonus (as defined in this Agreement); and (B) the Highest Annual Bonus prorated for the number of days during the current fiscal year that Executive has worked up through the date of termination. For this purpose, the “Highest Annual Bonus” is the greater of: (x) the annual incentive compensation bonus paid or payable by the Company to Executive pursuant to Section 2.2 of this Agreement (or prior annual incentive plan of the Company) in respect of the Company’s most recent completed fiscal year; and (y) the average of the annual incentive compensation bonuses paid or payable by the Company to Executive pursuant to Section 2.2 of this Agreement (or prior annual incentive plan of the Company) in respect of the three completed fiscal years immediately preceding the fiscal year in which the termination occurs. In addition, in the event of such a termination within such period, Executive shall be entitled to the additional benefits set forth on Exhibit B hereto.

     (ii) If such termination occurs during the period of the Term commencing on the second anniversary of the Effective Date, Executive shall be paid eighteen (18) months of Executive’s Base Salary in effect at the date of such termination within thirty (30) days following the Date of Termination, as well as a prorated bonus, such prorated bonus being in an amount equal to the payment that would have been paid to Executive pursuant to the applicable Annual Incentive Bonus Plan had Executive continued to the end of the applicable performance period, multiplied by a fraction, the numerator of which is the number of completed days of employment during such performance period and the denominator of which is the total number of days in the performance period (“Termination Prorated Bonus”) and which shall be paid when it would otherwise have been paid if Executive’s employment had continued. For purposes of determining the amount of the Termination Prorated Bonus, subjective performance criteria shall be disregarded, and Board discretion to adjust the resulting figure downward shall be applied only if and to the same extent applied to the Company’s other executive officers.
     (iii) On any such termination of employment, Executive shall be paid, within thirty (30) days following the Date of Termination, an amount equal to the Base Salary (and benefits) and annual incentive compensation (for the prior calendar year) earned by Executive (to the extent such payments have not been made) on or prior to the Date of Termination but unpaid as of the Date of Termination (but subject to the terms of the applicable incentive compensation plans), as well as any accrued but unused vacation in accordance with Company policies. In addition, Executive shall be entitled to any amounts due under any Company benefit, fringe, equity or payroll practices plans or policies in accordance with their respective terms and any amounts earned on or prior to the Date of Termination but unpaid as of the Date of Termination under the Company’s long-term incentive compensation plan (but subject to the terms thereof). The amounts and benefits under this Section (iii) shall be referred to as “Accrued Amounts.”
     (c) If the Company terminates Executive’s employment with Cause (as defined in this Section 4) or Executive terminates Executive’s employment without Good Reason (as defined in this Section 4), the Company shall pay to Executive his Accrued Amounts.
     (d) If Executive’s employment terminates due to Executive’s death or Disability (as defined in this Section 4), the Company shall pay to Executive (or his estate, beneficiary or legal representative), his Accrued Amounts, as well as a Termination Prorated Bonus. For the purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full time basis for one hundred and eighty (180) days in any period of three hundred sixty-five (365) consecutive days as a result of incapacity due to mental or physical illness (“Disability”). Upon the end of the aforesaid period and while the Disability continues, the Company may terminate the Executive for Disability on written notice (the date specified in such notice, the “Disability Effective Date”).

     (e) If the Company gives notice of non extension of the Term of employment under this Agreement, then, upon the end of the then-current Term, Executive’s employment hereunder shall end and (so long as no intervening termination of employment has occurred, in which case Section 4.1(b), (c) or (d) shall apply, as applicable) such termination shall be treated as a termination (x) to which Section 4.1(b)(i) of this Agreement applies if such notice is given prior to the second anniversary of the Effective Date and (y) to which Section 4.1(b)(ii) applies if given thereafter.
     (f) Any Termination Prorated Bonus, if any, shall be paid at the time it would be paid if the Executive continued employment. Notwithstanding anything contained in any Annual Incentive Bonus Plan, payment of any Termination Prorated Bonus pursuant to this Section 4.1 shall be in complete and total satisfaction of any obligation of the Company to Executive under such Annual Incentive Bonus Plan with respect to the performance period to which the Termination Prorated Bonus relates.
     4.2 Termination for Cause by Company. In the case of the Company terminating this Agreement, “Cause” means any one or more of the following:
     (a) a material act or acts of personal dishonesty taken by Executive which is either (x) at the expense of the Company, or (y) reasonably likely to bring significant disrepute to the Company;
     (b) any violation by Executive of his material obligations under this Agreement (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on his part and which is not remedied within ten business days after receipt of written notice from the Company;
     (c) the conviction (or plea of no contest) of Executive for any criminal act which is a felony or a misdemeanor in each case involving moral turpitude; or
     (d) a material breach by Executive of his Confidentiality and Invention Agreement with the Company;
Termination of this Agreement for Cause by the Company shall be effective only upon a majority vote of the Board; provided however, that Executive shall first be given an opportunity to make a presentation to the Board in Executive’s defense.

     4.3 Termination for Good Reason by Executive. In the case of Executive terminating his employment under this Agreement, “Good Reason” means, without Executive’s prior written consent, the occurrence of any of the following events following the Effective Date: (A) (i) any diminution in Executive’s title or material diminution in Executive’s authority, duties, responsibilities or reporting lines as President and Chief Executive Officer of the Company (other than temporarily as a result of Executive’s physical or mental incapacity), excluding any such diminution arising by reason of the Company no longer being a public company, or (ii) the assignment to Executive of duties inconsistent with such positions; and provided, that the foregoing shall not be violated by the Board’s good faith actions with regard to acquisitions, dispositions or realignment of the Company’s lines of business; or (B) a material breach by Company of this Agreement including, without limitation, as to location of office, travel or compensation. In order for a termination by Executive to constitute a termination for Good Reason, Executive must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the sixtieth (60th) day after it has arisen or occurred and must provide the Company with at least thirty (30) days within which to cure such circumstances before terminating employment, and, failing a cure, Executive must terminate his employment within thirty (30) days following the expiration of such cure period.
     4.4 Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other Party given in accordance with Section 8. For purposes of this Agreement, a “Notice of Termination” means a written notice which: (a) indicates the specific termination provision in this Agreement relied upon; (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice, but subject to compliance with and further notice and cure provisions contained herein). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company under this Agreement or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights under this Agreement.
     4.5 Date of Termination. “Date of Termination” means: (a) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (b) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; and (c) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

     4.6 Resolution of Disputes. If, during the period commencing on the Effective Date and ending on the day prior to the second anniversary of the Effective Date, there shall be any dispute between the Company and the Executive (but excluding any dispute by Executive not in good faith) (a) as to whether Cause existed or (b) as to whether Good Reason existed, then, unless and until there is a final arbitration award pursuant to Section 16 or final non-appealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or was not with Good Reason, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay pursuant to this Section 4 as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of a written promise by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.
     5. Restrictive Covenants.
     5.1 Confidentiality and Intellectual Property. Executive has previously executed the Company’s Confidentiality and Invention Agreement and, from and after the Effective Date, shall materially comply therewith; provided, that any express provision therein that is substantially similar in intent to an express provision of this Section 5 shall be superseded.
     5.2 Non-Competition and Non-Solicitation. Executive agrees that, both during employment and for a period of eighteen (18) months following the termination of this Agreement or his employment for any reason, Executive will not, directly or indirectly (in any capacity, on Executive’s own behalf or on behalf of any other person or entity):
     (a) Anywhere in the World, own an interest in any business, including but not limited to, an individual proprietorship, partnership, corporation, joint stock company, joint venture, limited liability company, trust or other form of business entity, or unincorporated organization (except for (i) an ownership interest not exceeding five percent (5%) of a publicly-traded entity and (ii) equity compensation, as provided in Section 5.2(b)), that is a Company Competitive Business or a Hisamitsu Competitive Business (in each case as defined by this Agreement). For purposes of this Agreement, (i) “Company Competitive Business” shall mean any business that is engaged in the acquisition, manufacture, development or sale of any product which materially competes in the same markets as any material product of Noven Pharmaceuticals, Inc. or any of its subsidiaries (the “Company Group”) or which is under active development by the Company Group and is reasonably expected to be a material product of the Company Group; provided, however, that Company Competitive Business shall not include any business having $5 billion or greater in annual revenues (in the fiscal year preceding Executive’s termination from employment with the Company) which business does not acquire, manufacture, develop, or sell any non-hormonal treatment for menopause (the “Special Exception”); and (ii) “Hisamitsu Competitive Business” shall mean any business that is engaged in the acquisition, manufacture, development or sale of any material product which materially competes in the same markets as any product of Hisamitsu or any of its subsidiaries (excluding the Company Group) (the “Hisamitsu Group”) or which is under active development by the Hisamitsu Group and is reasonably expected to be a material product of the Hisamitsu Group, but only if Executive had substantial exposure to research, development, sales, marketing or other material non-public strategic information with respect to such product as part of Executive’s responsibilities to the Company, and subject to the Special Exception;

     (b) Anywhere in the World, as an individual proprietor, principal, partner, shareholder, joint venturer, member, trustee, officer, director, consultant, broker, employee, agent, trustee, independent contractor, or in any manner whatsoever, perform any work for or provide any services to or receive any remuneration from any person or entity that is a Company Competitive Business or a Hisamitsu Competitive Business; provided, that being employed by (and receiving compensation (including equity compensation) from) an employer with a Company Competitive Business or a Hisamitsu Competitive Business, standing alone, shall not be considered a violation of this Agreement so long as (A) the employer has more than one discrete and readily distinguishable part of its business, (B) Executive’s duties are not at or involving the part of the business of the employer that constitutes a Company Competitive Business or a Hisamitsu Competitive Business, including, without limitation, serving in a capacity where any person involved in the Company Competitive Business or Hisamitsu Competitive Business reports to Executive (excluding, however, reporting arrangements of two or more levels so long as the revenue of the Company Competitive Business or the Hisamitsu Competitive Business is not material to the employer and is (or is projected to be) two-thirds or less of the revenue of the corresponding Hisamitsu or Company business during the applicable period) and (C) Executive notifies the Company of such employment prior to commencement of his employment with such new employer. For this purpose, “employment” and corollary terms shall mean the provision of services to any such person or entity as employee, independent contractor or in any other capacity;
     (c) Divert or attempt to divert from the Company or otherwise tortiously interfere with any business relationship which exists/existed between the Company and any specific prospective or existing client of the Company Group or the Hisamitsu Group other than in the good faith performance of his duties for permitted activities hereunder; and/or

     (d) Hire or engage any Company employee or exclusive contractor to enter into an employment or business relationship with any other person or entity or recruit, solicit or otherwise induce any Company employee or exclusive contractor to terminate his/her employment or engagement with the Company. This covenant applies as to any employee or exclusive contractor who, at the time of the recruitment/hire, is currently employed or engaged with the Company or who was employed or engaged with the Company at any time during the six month period preceding the date of the attempted employment, recruitment, or solicitation. The hiring, recruitment or solicitation of any such Company employee or exclusive contractor by an entity with which Executive is employed or associated shall not be deemed to be a direct or indirect act on Executive’s own behalf if such hiring, recruitment, or solicitation results from a general solicitation for candidates and Executive did not assist the entity in identifying the individual(s) hired, recruited or solicited. Furthermore, the foregoing shall not be violated by advertising not targeted at Company employees or exclusive contractors or by serving as a reference upon request with regard to an entity with which Executive is not associated.
     5.3 Enforcement and Survival. It is the intention of the Company and Executive that this Section 5 be enforceable to the fullest extent permissible. Accordingly, Executive agrees that in the event that any restriction stated in this Section, or any portion thereof, shall be declared or held to be invalid or unenforceable by a court of competent jurisdiction, then such restriction shall be amended or modified, as necessary, to render it valid and enforceable.
     (a) Executive further agrees that a breach of this Section 5 would result in irreparable and continuing damage to the Company. Accordingly, notwithstanding anything in this Agreement to the contrary, in the event of a breach or threatened breach by Executive, the Company shall be entitled to pursue immediately any and all remedies it may have against Executive in a court of competent jurisdiction by specific performance, injunction, or such other remedies and relief as may be available. Executive’s obligations under this Section 5 are independent of any obligation of the Company. The existence of any other claim or cause of action by Executive, including but not limited to, any other claim or cause of action under this Agreement, does not constitute a defense to the enforcement by the Company of the covenants contained in this Section; provided, however, in the event the Company ceases (or fails) to pay Executive any severance pay to which Executive is entitled in accordance with the terms of Section 4 of this Agreement which is not remedied within ten (10) business days after receipt of written notice from Executive, Executive shall then be relieved of all obligations under subsections 5.2(a) and 5.2(b). Executive agrees that prior to the commencement of any employment or consulting relationship with any person or entity, Executive will advise the person or entity of the restrictive covenant terms contained in this Agreement.

     (b) The covenants provided for in this Section 5 shall survive the termination of this Agreement and of Executive’s employment.
     6. Service of Executive as Director. For so long as Executive serves as an employee of the Company, the Executive shall serve as a member of the Board. Executive’s current Indemnity Agreement with the Company shall continue in full force and effect (except for such amendments thereto to which Executive agrees in writing).
     7. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws. For any action allowed by this Agreement to be filed in a court of law, the parties agree that for any such action, venue shall be exclusively in the state in which Executive’s principal office is located and agree that any dispute concerning the interpretation or application of this Agreement shall be heard BY A JUDGE AND NOT A JURY. The parties waive any and all objection to jurisdiction or venue.
     8. Notices: Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company:
Noven Pharmaceuticals, Inc.
11960 S.W. 144th Street
Miami, Florida 33186
Attention: Chairman of Compensation Committee
With a copy to:
Hisamitsu Pharmaceutical Co., Inc.,
Marunouchi, 1-11-1, Chiyoda-Ku
Tokyo, 100-6221, Japan
Fax: 81-3-5293-1708
Attention: Mr. Nobuo Tsutsumi, General Manager of Legal Department
If to Executive:
Jeffrey Eisenberg
(at the last address provided by Executive to the Company’s Human Resources Department)
or to such other addresses as either Party hereto may from time to time give notice of to the other in the aforesaid manner.

     9. Successors.
     (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of, be enforceable by, and be binding upon the Company’s successors and permitted assigns. The Company may only assign this Agreement to an entity acquiring all or substantially all of its assets.
     (c) The Company will require any successors or permitted assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement, and to assure that it is financially capable of performing, all of the Company’s financial obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.
     10. Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fall on account thereof, but shall otherwise remain in full force and effect, and such paragraph or provision shall be enforced to the maximum extent permissible.
     11. Waivers. The waiver by either Party hereto of a breach or violation of any term or provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.
     12. Damages. Nothing contained herein shall be construed to prevent the Company or Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.
     13. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the Parties hereto and, in the case of Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.
     14. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

     15. Certain Additional Payments by the Company.
     (a) Anything in this Agreement to the contrary notwithstanding, in the event that any payment, distribution or other action by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (but determined without regard to any additional payments required under this Section 15) (each a “Payment”), would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall make a payment to the Executive (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments, plus (y) the product of (i) any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income, multiplied by (ii) the actual applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at his actual marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.
     (b) Subject to the provisions of paragraph (c) of this Section 15, all determinations required to be made under this Section 15 (including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination) shall be made by the Company’s independent public accountants (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the applicable change of control transaction, the Executive shall appoint (with the consent of the Company, which consent shall not be unreasonably withheld or delayed) another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 15, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 15 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
     (i) give the Company any information reasonably requested by the Company relating to such claim,
     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
     (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 15(c), the Company shall control all proceedings taken in connection with such contest and, at its reasonable option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall reasonably determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 15(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (e) Subject to any earlier time limits set forth in this Section 15, all payments and reimbursements to which Executive is entitled under this Section 15 shall be paid to or on behalf of Executive not later than the end of the taxable year of Executive next following the taxable year of Executive in which Executive (or the Company, on Executive’s behalf) remits the related taxes (or, in the event of an audit or litigation with respect to such tax liability, not later than the end of the taxable year of the Executive next following the taxable year of Executive in which there is a final resolution of such audit or litigation (whether by reason of completion of the audit, entry of a final and non-appealable judgment, final settlement, or otherwise)).

     16. Negotiation and Arbitration. If the Parties should have a material dispute arising out of or relating to this Agreement or the Parties’ respective rights and duties hereunder, except as otherwise provided for by Section 5, then the Parties will resolve such dispute in the following manner: (a) any Party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section; (b) during the twenty (20) day period following the delivery of the notice described in clause (a) above, appropriate representatives of the various Parties will meet and seek to resolve the disputed issue through negotiation; (c) if representatives of the Parties are unable to resolve the disputed issue through negotiation, then within ten (10) days after the period described in clause (b) above, the Parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in the county in which Executive’s principal offices are located. In any arbitration pursuant to this Agreement: (x) the rules and regulations (“Rules”) promulgated by the American Arbitration Association (“AAA”) shall apply to the proceedings and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof; (y) discovery shall be allowed and governed by the Florida Code of Civil Procedure; and (z) the award or decision shall be rendered by a majority of the members of a Board of Arbitration consisting of three (3) members, one of whom shall be appointed by each of the respective Parties and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two Party-appointed arbitrators. In the event of failure of said two arbitrators to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the Rules. In the event that either Party shall fail to appoint an arbitrator within ten (10) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the Parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration. Upon the completion of the selection of the Board of Arbitration (or if the Parties otherwise agree in writing to a single arbitrator) an award or decision shall be rendered within no more than thirty (30) days. Notwithstanding the foregoing, the request by either Party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated by the courts located within the county in which Executive’s offices are located. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which Executive may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by the Company, the Executive (but excluding disputes or contests by Executive not in good faith or that are frivolous) or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any dispute or contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, that this sentence shall not apply to disputes or contests by the Company (i) involving enforcement of the provisions of Section 5 by injunctive or other, similar equitable relief, or (ii) for damages for the violation of Section 5 (unless such dispute or contest for damages also involves a claim by Executive that amounts owed to him hereunder have not been paid). Amounts shall be invoiced within sixty (60) days of being incurred and shall be paid within fifteen (15) days after being invoiced.

     17. Compliance with Code Section 409A.
     (a) General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A, to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).
     (b) Distributions on Account of Separation from Service. No payment or benefit which is nonqualified deferred compensation within the meaning of Section 409A required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A.
     (c) Six Month Delay for Specified Employees. If Executive is a “specified employee,” then no payment or benefit that is payable on account of Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after Executive’s “separation from service” (or, if earlier, the date of Executive’s death) if and to the extent that such payment or benefit constitutes nonqualified deferred compensation under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. For purposes of this Section, Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

     (d) No Acceleration of Payments. Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.
     (e) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
     (f) Selection of Payment Dates. If any Section of this Agreement provides for payment within a time period, the determination of when such payment shall be made shall be solely in the discretion of the Company.
     18. Merger Clause. Effective as of the Effective Date, this Agreement contains the complete, full, and exclusive understanding of Executive and the Company as to its subject matter and shall, on such date, supersede the Letter Agreement and the Change of Control Agreement (it being understood that, during the period commencing on the date of this Agreement and ending on the Effective Date (the “Interim Period”), the Letter Agreement and the Change of Control Agreement shall continue to be fully effective in accordance with their terms); provided, that Executive shall provide Hisamitsu with copies of any notices Executive provides to the Company under the Letter Agreement and the Change of Control Agreement during the Interim Period at the same time such notices are provided to the Company. Any amendments to this Agreement shall be effective and binding on Executive and the Company only if any such amendments are in writing and signed by both Parties. In the event that the Merger Agreement is terminated by the parties thereto, this Agreement shall cease to be of force or effect, and neither the Company nor Executive shall have any right, claim, liability or obligation hereunder. In addition, this Agreement shall cease to be of force or effect, and neither the Company nor Executive shall have any right, claim, liability or obligation hereunder, in the event that (i) the Tender Offer is consummated and, immediately following the consummation of the Tender Offer, Hisamitsu owns (directly or indirectly) less than a majority of the Fully Diluted Shares (as defined in the Merger Agreement) or (ii) a third party unaffiliated with Hisamitsu and its affiliates owns a majority of the Fully Diluted Shares. In the event that either of the immediately preceding two sentences is applicable, the Letter Agreement and the Change of Control Agreement shall continue to be fully effective in accordance with their terms as in effect immediately prior to the date of this Agreement.

     19. No Set-off; Sole Right to Severance Pay. In the event of any termination of employment under this Agreement, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The payments to be provided to Executive pursuant to Section 4 of this Agreement shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Executive upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement of the Company or any of its affiliates.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY: NOVEN PHARMACEUTICALS, INC.
By:	/s/ Peter Brandt
	Name:	Peter Brandt
	Title:	President & Chief Executive Officer

EXECUTIVE:
By:	/s/ Jeffrey F. Eisenberg
Jeffrey F. Eisenberg

EXHIBIT A
WAIVER AND RELEASE
This Waiver and General Release (the “Agreement”) is entered into by and between NOVEN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and JEFFREY EISENBERG (“Executive”) (collectively, the “Parties”).
RECITALS
WHEREAS, the Company and Executive have agreed to a separation of employment; and
WHEREAS, the Parties desire to resolve all matters between them, including all matters related to and/or arising out of Executive’s employment with the Company (including, without limitation, the ending of Executive’s employment with the Company), and the facts and circumstances underlying the same, and to settle and compromise any and all claims and differences between them, of any sort, origin, or description.
NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:
     1. Termination of Employment. As of [INSERT DATE], Executive’s employment with the Company has ended. Executive shall no longer be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through the Company, and he shall not receive any benefits or payments from the Company, except as otherwise specified in this Agreement.
     2. Payments. Executive shall also be entitled to [the payments identified in Section 4 of the Employment Agreement, as applicable and Sections 15 and 16 of the Employment Agreement].
     3. Benefits. Executive shall also be entitled to [the benefits identified in Section 4 of the Employment Agreement, as applicable]. Executive shall [also be entitled to payment under the LTI Plan, in accordance with the terms of the LTI Plan.]
     4. General Waiver and Release of All Claims. [To be modified as necessary to comport with applicable state and local laws and to comply with then-current state of the law]. In exchange for the promises contained in this Agreement, Executive agrees that Executive or any person acting by, through, or under Executive, VOLUNTARILY, KNOWINGLY AND WILLINGLY RELEASES AND FOREVER DISCHARGES the Company, including its parent and subsidiary corporations, affiliates, all related domestic and foreign businesses, entities, corporations, and partnerships, including but not limited to                                                                                              As well as, in such capacity, all current and former directors, officers, executives, shareholders, partners, employees, successors in interest, predecessors, representatives, agents, insurers, attorneys, divisions, joint venturers, investors, and assigns and each of them (collectively “Company Releasees”), FROM ANY AND ALL CLAIMS OR OBLIGATIONS OF ANY KIND OR NATURE WHATSOEVER whether now known or unknown and later discovered, suspected or unsuspected, which arose on or before the Effective Date (as herein defined) of this Agreement; provided, however, that Executive does not waive any vested rights in any Company plan or program or any right to be provided a defense or to be indemnified that he may have under any indemnification agreement or the Company’s Articles of Incorporation or Bylaws. Executive understands that this release includes but is not limited to any right that Executive may have relating in any way to Executive’s employment by the Company or the conclusion of such employment, including without limitation any claims under the law of contracts or torts, the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. Sections 621 et seq.), including the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. Sections 2000e et seq.), including the Civil Rights Act of 1991 and the Civil Rights Acts of 1886, 1970 and 1971 (42 U.S.C. Sections 1981 et seq.); the Americans With Disabilities Act (42 U.S.C. Sections 12101 et seq.); and the Rehabilitation Act of 1973; or any other federal, state, or local statutory or common laws relating to discrimination or employment. Executive declares and represents that the Executive has been paid all wages or other compensation owed by any or all of the Company Releasees and represents that he has not suffered any on-the-job injuries or work-related accidents or injuries, occupational diseases or disabilities, whether temporary, permanent, partial, or total, for which the Executive has not been fully compensated. Executive further agrees that he has been granted all leave, including all leave under the Family and Medical Leave Act, to which he may have been entitled, if any.

Executive agrees that he will not institute any action or actions, cause or causes of action (in law or in equity), suits, debts, liens, claims, demands, now known or unknown and later discovered, suspected or unsuspected, fixed or contingent which Executive may have or claim to have in state or federal court, or with any state, federal or local government agency or with any administrative or advisory body arising from or attributable to any or all of the Company Releasees, including but not limited to, all employee benefit plans sponsored or administered by Company. Executive also agrees that if a claim is prosecuted in Executive’s name before any court or administrative agency, Executive waives and agrees not to take any award of money or other damages from such suit. Executive also agrees that if a claim is prosecuted in Executive’s name, Executive will immediately request, in writing, that the claim on Executive’s behalf be withdrawn. Executive also agrees that he is waiving on behalf of Executive and Executive’s attorneys all claims for attorneys’ fees, expenses and court costs, including the same at all appellate levels.
     5. Review and Revocation. Executive acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement and that he has been afforded the opportunity to consider the terms of this Agreement for twenty-one (21) days prior to its execution. Executive understands that he can use all or any part of this 21-day period to decide whether to sign this Agreement. Executive and Company agree that any material or non-material changes which may be made in this Agreement after the Agreement is initially provided to the Executive shall not re-start the running of the 21-day period. Executive further acknowledges that he has read this Agreement in its entirety; that he fully understands all of its terms and their significance; that he has signed it voluntarily and of his own free will; and that he intends to abide by its provisions without exception.
     6. Effective Date and Revocation. So long as Executive does not revoke this Agreement, this Agreement shall become effective on the eighth day following the date the Executive signs this Agreement (“Effective Date”). For a period of seven (7) days following the date the Executive signs this Agreement, Executive may revoke this Agreement by providing written notice of revocation to: [INSERT CONTACT PERSON]. In the event that Executive revokes the Agreement prior to the eighth day after his execution of it, this Agreement and the promises contained herein shall automatically be null and void.
     7. No Admission of Liability. The execution of this Agreement does not constitute an admission by any Company Releasee or Executive of any violation of any civil rights or other employment discrimination statute, or any other legal statute, provision, regulation, ordinance, order or action under common law or of any wrongdoing of any kind, and this Agreement shall not be offered or used to establish any such liability.
     8. No re-Employment. [Executive agrees that he will not seek reemployment with the Company or work on the property of the Company or any related entity as a contractor or in any other capacity at any time in the future.]
     9. Restrictive Covenants. Notwithstanding anything in this Agreement, and specifically notwithstanding the “Entire Agreement” clause of this Agreement, any and all restrictive covenants, including but not limited to any non-competition, non-solicitation, intellectual property or confidentiality covenants, included in any agreement by and between the Executive and the Company (or any entity related to the Company), including but not limited to the Employment Agreement [INSERT ANY OTHER EXPRESS REFERENCES TO EMPLOYMENT AGREEMENT(S) AND OTHER SOURCES OF RESTRICTIVE COVENANTS HERE], shall survive the execution and delivery of this Agreement and shall continue in full force and effect in accordance with their terms subsequent to the Effective Date of this Agreement.

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     10. Return of Property. Executive agrees that all property of the Company or any related entity, including but not limited to any trade secrets, confidential information, business documents, books, records, accounts, credit cards and/or equipment, has been returned to the Company as of the date the Executive executes this Agreement. It is acknowledged the Executive may retain his rolodex and electronic address book.
     11. Cooperation. Executive agrees to reasonably cooperate with the Company and its attorneys in connection with any threatened or pending litigation against the Company or its Affiliates as to matters with regard to his employment period with the Company (other than those in which he may be personally liable to the Company), and to make himself, upon reasonable notice, to prepare for and appear at deposition or trial in connection with any such matters; provided, however, that such cooperation does not unreasonably interfere with the performance of services by Executive for any employer subsequent to the Company. The Company shall promptly reimburse any reasonable expenses incurred by Executive in connection with such cooperation.
     12. Severability. In the event that any provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fall on account thereof, but shall otherwise remain in full force and effect, and such paragraph or provision shall be enforced to the maximum extent permissible.
     13. Entire Agreement. This Agreement constitutes the complete understanding between the parties and supersedes all prior agreements between the parties, except the non-competition and non-solicitation and confidentiality and intellectual property covenants contained in the Employment Agreement and the Indemnity Agreement [INSERT BY EXPRESS REFERENCE ANY OTHER AGREEMENTS THAT ARE TO SURVIVE THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY RESTRICTIVE COVENANTS INCLUDED IN ANY SUCH AGREEMENTS]. The parties acknowledge that the other has not made any representation to him or it other than as set forth herein. Any modification of this Agreement shall be in writing and signed by each of the parties.
     14. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws. For any action allowed by this Agreement to be filed in a court of law, the parties agree that for any such action, venue shall be exclusively in the state in which Executive’s principal office is located; agree that any dispute concerning the interpretation or application of this Agreement shall be resolved in accordance with Section 16 of the Employment Agreement, which shall continue in full force and effect. The parties waive any and all objections to jurisdiction or venue.
     15. Successors and Assigns. The Company may assign this Agreement to the same extent it may assign the Employment Agreement. Executive shall not assign this Agreement, but it shall inure to the benefit of the Executive’s executors, administrators and heirs. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Company and its successors and permitted assigns. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement, and to assure that it is financially capable of performing, all of the Company’s financial obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

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The undersigned have executed this Agreement as of the date first forth above.

NOVEN PHARMACEUTICALS, INC.
(“Company”)

By:

in his/her capacity as authorized representative of the Company

Print Name:

Title:

Date:

EXECUTIVE

By:

Print
Name:

Date:

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Exhibit B
Additional Benefits
In the event of a termination of employment to which Section 4.1(b)(i) applies, Executive will be entitled to the following additional benefits:
     For the remainder of the period from the Date of Termination until the day prior to the second anniversary of the Effective Date, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to Executive and/or Executive’s family at least equal to those which would have been provided to them in accordance with the medical, welfare (excluding severance and disability or similar salary continuation plans) and fringe benefit plans, programs, practices and policies of the Company and its affiliated companies as generally in effect during such period, subject to paragraph (c) below (excluding tax-qualified plans). If Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of Executive for retiree benefits pursuant to such plans, practices, programs and policies, Executive shall be considered to have remained employed until the day prior to the second anniversary of the Effective Date and to have retired on the last day of such period.
     Except to the extent this benefit is provided under clause (a) above or is otherwise an Accrued Amount, the Company shall provide Executive with outplacement benefits for a one-year period on terms consistent with the highest level of such benefits provided under policies and practices as generally in effect during such period.
     If any benefit (including a medical plan coverage) to be provided under clause (a) above is a taxable benefit and is not a death benefit, the Company shall provide such benefit to Executive by paying to Executive, on the sixtieth day after said termination, an amount in cash equivalent (on an after-tax basis from Executive’s point of view) to the Company’s cost of providing such benefit to Executive on an individual basis, but assuming that any cost to Executive under the plan or program would have been borne by Executive (in an equal dollar amount) under such individual arrangement. In addition, the Company shall permit Executive and his dependents to participate in the Company’s medical plans until the second anniversary (or such later date as required under COBRA) at the COBRA premium cost.

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